Ex 99.1

             VaxGen Raises $5 Million Through Sale of Common Stock;
               Proceeds to Fund Development of Vaccine Candidates

      BRISBANE, Calif. - May 20, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has raised $5 million through the sale of 1,742,160 newly issued shares of VaxGen's common stock to a single institutional investor. The net proceeds will be used to fund the development of vaccine candidates for anthrax and smallpox, for research and development and for general corporate purposes.

      A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained from VaxGen, 1000 Marina Blvd., Brisbane, Calif., 94005.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to provide biopharmaceutical manufacturing services. AIDSVAX(R)is a registered trademark of VaxGen.

      Contact: Lance Ignon
               Vice President, Corporate Communications
               (650) 624-1041